UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934
                               (AMENDMENT NO. 1)*

                              ALLIED HOLDINGS, INC.
                                (Name of Issuer)

                            NO PAR VALUE COMMON STOCK
                         (Title of Class of Securities)

                                   019223 10 6
                                 (CUSIP Number)

                                DECEMBER 31, 2001
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
       [ ]    Rule 13d-1(b)
       [X]    Rule 13d-1(c)
       [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP NO. 019223 10 6                                          PAGE 2 OF 7 PAGES
                                                                    -    -

--------------------------------------------------------------------------------
1.               NAME  OF  REPORTING  PERSON
                 JB  Capital  Partners,  L.P.
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 13-3726439
--------------------------------------------------------------------------------
2.               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [_]
                                                                      (b) [X]
--------------------------------------------------------------------------------
3.               SEC  USE  ONLY

--------------------------------------------------------------------------------
                 CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
4.               Delaware
--------------------------------------------------------------------------------
              5. SOLE  VOTING  POWER
                 - 0 -
 NUMBER  OF   ------------------------------------------------------------------
   SHARES     6. SHARED  VOTING  POWER
BENEFICIALLY     596,300
  OWNED BY    ------------------------------------------------------------------
    EACH      7. SOLE  DISPOSITIVE  POWER
 REPORTING       - 0 -
PERSON WITH   ------------------------------------------------------------------
              8. SHARED  DISPOSITIVE  POWER
                 596,300
--------------------------------------------------------------------------------
9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                 596,300
--------------------------------------------------------------------------------
10.              CHECK BOX IF  THE  AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES* [_]
--------------------------------------------------------------------------------
11.              PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
                 7.2%
--------------------------------------------------------------------------------
12.              TYPE  OF  REPORTING  PERSON*
                 PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 019223 10 6                                          PAGE 3 OF 7 PAGES
                                                                    -    -

--------------------------------------------------------------------------------
1.               NAME  OF  REPORTING  PERSON
                 Alan W. Weber
                 I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2.               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [_]
                                                                      (b) [X]
--------------------------------------------------------------------------------
3.               SEC  USE  ONLY

--------------------------------------------------------------------------------
                 CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
4.               United States
--------------------------------------------------------------------------------
              5. SOLE  VOTING  POWER
                 22,600
 NUMBER  OF   ------------------------------------------------------------------
   SHARES     6. SHARED  VOTING  POWER
BENEFICIALLY     618,900
  OWNED BY    ------------------------------------------------------------------
    EACH      7. SOLE  DISPOSITIVE  POWER
 REPORTING       22,600
PERSON WITH   ------------------------------------------------------------------
              8. SHARED  DISPOSITIVE  POWER
                 618,900
--------------------------------------------------------------------------------
9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                 618,900
--------------------------------------------------------------------------------
10.              CHECK BOX IF  THE  AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES* [_]
--------------------------------------------------------------------------------
11.              PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
                 7.5%
--------------------------------------------------------------------------------
12.              TYPE  OF  REPORTING  PERSON*
                 IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------

                                  SCHEDULE 13G


ITEM 1(a).     NAME OF ISSUER.

               Allied Holdings, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               160 Clairemont Avenue, Suite 200
               Decatur, Georgia 30030

ITEM 2(a).     NAME OF PERSONS FILING:

               This statement is filed by:
               (i) JB Capital Partners, L.P., a Delaware limited partnership ("JB Capital"); and

               (ii)    Alan W. Weber, a United States citizen ("Weber")


ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               23 Berkley Lane, Rye Brook, New York 10573

ITEM 2(c).     CITIZENSHIP:

               See Item 2(a)

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               No Par Value Common Stock

ITEM 2(e).     CUSIP NUMBER:

               019223 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable.


                                PAGE 4 OF 7 PAGES

                                  SCHEDULE 13G

ITEM 4.   OWNERSHIP:

          (i)  JB  Capital  Partners,  L.P.:

          (a)  Amount  beneficially  owned:  596,300 shares
          (b)  Percent  of  class:  7.2%
          (c)  Number  of  shares  as  to  which  such  person  has:
               (i)   Sole power  to  vote  or  to  direct  the  vote:  0 shares
               (ii)  Shared  power to vote or to direct the vote: 596,300 shares
               (iii) Sole  power  to dispose or to direct the disposition of: 0 shares
               (iv)  Shared  power  to  dispose or to direct the disposition of:
                     596,300 shares

          (ii) Alan  W.  Weber:

          (a)  Amount  beneficially  owned:  618,900  shares
          (b)  Percent  of  class:  7.5%
          (c)  Number  of  shares  as  to  which  such  person  has:
               (i)   Sole  power  to vote  or  to direct the vote: 22,600 shares
               (ii)  Shared  power to vote or to direct the vote: 596,300 shares
               (iii) Sole  power  to  dispose  or to direct the disposition of:
                     22,600 shares
               (iv)  Shared  power  to  dispose or to direct the disposition of:
                     596,300  shares

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          None of the reporting persons is an entity specified in Rule 13d-1 (b)
          (1) (ii).


                                PAGE 5 OF 7 PAGES

                                  SCHEDULE 13G


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                PAGE 6 OF 7 PAGES

                                  SCHEDULE 13G


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 8, 2002



                                      JB CAPITAL PARTNERS, L.P.


                                      By:   /s/ Alan W. Weber
                                            ----------------------------------
                                            Name: Alan W. Weber
                                            Title: General Partner


                                      By:   /s/ Alan Weber
                                            ----------------------------------
                                            Name: Alan Weber


                                PAGE 7 OF 7 PAGES